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FORWARD AIR CORPORATION
(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA CATALYST, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA CATALYST SPV I LP – SERIES I

ANCORA CATALYST SPV I LP – SERIES J

ANCORA CATALYST SPV I LP – SERIES K

ANCORA CATALYST SPV I LP – SERIES L

ANCORA CATALYST SPV I SPC LTD. – SEGREGATED PORTFOLIO E

ANCORA ADVISORS, LLC

ANCORA ALTERNATIVES LLC

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP INC.

INVERNESS HOLDINGS LLC

ANCORA HOLDINGS INC.

FREDERICK DISANTO

JAMES M. CHADWICK

ANDREW C. CLARKE

DAWN GARIBALDI

SCOTT M. NISWONGER

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EXPLANATORY NOTE

The soliciting material contained in this filing was previously filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2021 by Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), and is being refiled solely to correct an inadvertent omission of the term “Honorary” in reference to Mr. Niswonger’s Honorary Doctorate of Technology from Purdue University.

Ancora intends to file a preliminary proxy statement and accompanying WHITE proxy card with the SEC to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Forward Air Corporation, a Tennessee corporation (the “Company”).

On February 10, 2021, Ancora issued the following press release, which includes the full text of its open letter to the Company’s shareholders.

ANCORA NOMINATES FOUR HIGHLY QUALIFIED CANDIDATES FOR ELECTION TO THE BOARD OF FORWARD AIR CORPORATION

Makes Compelling Case for Change by Exposing Forward Air’s Poor Capital Allocation Decisions, Deteriorating Operating Performance, Underperformance Relative to Peers and the Perceived Misalignment of Interests Between the Board and Shareholders

Provides Overview of Strategy to Enhance Shareholder Value

Announces Director Slate Including Forward Air’s Founder (Scott M. Niswonger) and Former CFO and Industry Executive (Andrew C. Clarke) along with James Chadwick and Dawn Garibaldi

CLEVELAND, February 10, 2021 - Ancora Holdings, Inc. (together with its affiliates, “Ancora” or “we”), a significant shareholder of Forward Air Corporation (“Forward Air” or the “Company”) (NASDAQ: FWRD), which together with the other participants in its solicitation beneficially owns approximately 6.3% of the Company’s outstanding shares, today issued an open letter to shareholders and announced that it has nominated a slate of four highly qualified candidates – James Chadwick, Andrew C. Clarke, Dawn Garibaldi and Scott M. Niswonger – for election to the Board of Directors (the “Board”) at the Company’s 2021 Annual Meeting of Shareholders (the “Annual Meeting”).

Ancora believes that Forward Air has the potential to be a best-in-class asset-light transportation company given that it operates one of the largest linehaul networks in North America and has exposure to some of the most coveted segments of the transportation and logistics industry. Unfortunately, in Ancora’s view, the Company has been hampered by a Board that has provided poor operational oversight, pursued an ineffective capital allocation strategy focused on acquisitions of margin- and return-dilutive service offerings, and failed to optimize the Company’s balance sheet.

For far too long we believe the Company’s shareholders have suffered from Forward Air’s:

➢	Poor Capital Allocation and Declining ROIC. The Company’s leadership team has deployed nearly $1 billion on acquisitions and capital expenditures combined since 2007 while executing on a growth strategy focused largely on new service offerings which have been margin and return dilutive to the core business. As a result, ROIC has been cut in half from ~30% to ~15% during this time period. During our nominee Mr. Clarke’s previous tenure at Forward Air as CFO (2001-2006), ROIC averaged ~39%.

➢	Significant Margin Deterioration in Core Expedited LTL. Despite significant top-line growth, a lack of operating discipline, in our view, has resulted in the core Expedited LTL operating ratio (“OR”) deteriorating ~350 bps since 2014 (and ~675 bps since 2011) as substantial operating expense growth has driven declines in EBIT per ton/shipment over this time period.

➢	Lackluster Relative Operating Performance. LTL peers have seen ORs improve ~600 bps on average since 2014 compared to a ~350 bps deterioration for Forward Air’s core Expedited LTL business, representing a ~950 bps delta in operating performance over the past five years.

➢	Underperformance Relative to Peers. Since 2007, (i) Old Dominion’s (NASDAQ: ODFL) EBITDA has increased at ~15% CAGR with ROIC more than doubling and the stock is up ~30x, (ii) Saia’s (NASDAQ: SAIA) EBITDA has increased at ~11% CAGR with ROIC nearly doubling and the stock is up ~22x, and (iii) Forward Air’s EBITDA has increased at a ~3% CAGR with ROIC getting cut in half and the stock up only ~1.5x.

➢	Inadequate Execution by Management. FY 2020 results have substantially underperformed peers as core Expedited LTL OR has deteriorated ~400 bps year-over-year with EBITDA down ~35% year-over-year and diluted EPS (ex-Pool Distribution) down ~25% year-over-year. This compares to LTL peers who have driven year-over-year improvement in ORs (to record levels), EBITDA and EPS in FY 2020.

➢	Ineffective Board which Lacks Material Share Ownership. There has not been a single insider purchase of shares since 2009, a stark contrast to the more than $125 million worth of shares sold by Company insiders (current and former insiders) over this period. We are concerned that the lack of vested financial interest in the Company by directors coupled with Thomas Schmitt’s dual role as Chairman and CEO is hindering the Board’s ability to hold management accountable.

Over the past several months, Ancora has attempted to reach an amicable resolution with the Company regarding its concerns identified above; however, the incumbent Board and management team have refused to enact the changes that we believe are necessary to drive shareholder value, leaving us little choice but to nominate a competing slate of director candidates.

We are pleased to announce that our slate includes Forward Air’s founder, Scott M. Niswonger, and former CFO, well-respected industry executive Andrew C. Clarke, along with shareholder representative James Chadwick of Ancora and executive leadership specialist Dawn Garibaldi. If elected, our nominees will work tirelessly to streamline the Company’s portfolio of services, drive significant margin improvement through cost take-outs and productivity enhancements, improve efficiency from capital investments, and realign executive compensation and incentives.

We believe a better path forward for shareholders is available at the Annual Meeting.

The full text of the letter is below.

***

February 10, 2021

Dear Fellow Shareholders,

Ancora Holdings, Inc. (together with its affiliates, “Ancora” or “we”), a significant shareholder of Forward Air Corporation (“Forward Air” or the “Company”), which together with the other participants in its solicitation beneficially owns approximately 6.3% of the Company’s outstanding shares, believes that the Company’s Board of Directors (the “Board”) must be significantly reconstituted to address the Company’s prolonged stock price and operating underperformance, which Ancora believes has been largely driven by the Board’s poor operational oversight, ineffective capital allocation strategy and failure to optimize the Company’s balance sheet. In response, Ancora has nominated four highly qualified candidates – James Chadwick, Andrew C. Clarke, Dawn Garibaldi and Scott M. Niswonger – for election to the Board at the Company’s upcoming 2021 Annual Meeting of Shareholders.

Over the past decade or so, Forward Air has embarked on a growth strategy focused on acquisitions of new service offerings which were both margin and return dilutive to the core business. Potentially even more destructive than the growth strategy itself was that this focus also diverted management and the Board’s attention from effectively operating the core Expedited LTL business, resulting in a significant erosion in profitability (>1,000 bps deterioration in operating margins). During this time period, the Company spent ~$975 million on acquisitions and capex combined, while cutting its return on invested capital (ROIC) in half from ~30% to ~15%. We believe these actions contributed to Forward Air becoming a convoluted story for investors, resulting in minimal interest in the name as investors struggled to formulate a thesis on the Company and/or identify potential catalysts. Taken together, these issues led to Forward Air significantly underperforming its peers on a TSR basis over nearly every relevant time period.

Ancora believes further pursuit of the current strategy by the current Board and management team will continue to generate scant improvements in profitability and ROIC as well as underwhelming returns for shareholders. As such, Ancora believes a revamped strategy underpinned by a refreshed Board and strengthened management team is paramount. With the right talent and oversight in place, Ancora believes the Company can execute on what we believe to be a >1,000 bps margin improvement opportunity focused primarily on the core Expedited LTL business, which will be accomplished through a cost rationalization plan and targeted organic growth initiatives.

We believe the core Expedited LTL business can and should be operating around an 80% operating ratio (OR) and potentially sub-80% OR over time (profitability levels that the business has operated at in the past). Additionally, we believe the Company should pursue a divestiture of the Intermodal (in all reality a drayage business) business with estimated net proceeds approaching $300 million (if not more), which we would suggest be immediately directed to share repurchases. The last tenet of Ancora’s plan is centered on optimizing the Company’s balance sheet which is significantly under-levered, we believe, considering the Company’s free cash flow profile as well as the targeted pro-forma optimization impact of our proposed actions. If elected, our candidates would propose to implement a large front-loaded buyback program. In our view, there will be no higher return/accretive use of capital than repurchasing shares of the Company as it executes the prescribed improvements.

Ultimately, Ancora believes that a refreshed Board and strengthened management team executing on this revamped strategy will result in a streamlined portfolio, significant margin improvement, substantial increases in free cash flow and free cash flow per share, and meaningful improvements in ROIC, while also bringing renewed investor attention to the Forward Air story. We believe these actions will unlock tremendous value and should drive the Company’s share price much higher than its current levels.

With this in mind, we would like to take the opportunity to first expand upon the reasons why we believe change is needed at Forward Air before providing the key highlights of our slate’s strategy for enhancing value for all shareholders.

WHY CHANGE IS NEEDED

Poor Capital Allocation and Declining ROIC

Forward Air began its foray into acquisitions outside of the core Expedited LTL business in 2007 with the acquisition of Pool Distribution (which has been moved to discontinued operations and is currently awaiting a potential sale or to be shut down). Since then, the Company has completed 18 additional acquisitions, all of which were outside of its core service offering except for the Towne Freight deal in 2015, with total capital deployed of ~$575 million. When combined with the ~$400 million deployed on capital expenditures over this period, the Board has overseen the deployment of ~$975 million in total capital in pursuit of its growth strategy. If the Board is serving in the shareholders’ best interests, then we ask what did Forward Air shareholders gain from this nearly $1 billion capital spend?

Over this time period, consolidated EBITDA, net income and diluted EPS all increased at modest ~5-6% CAGRs (growth rates significantly below those of peers) and this encompasses both organic and inorganic contribution compared to peers that completed minimal, if any, M&A.

•	Consolidated EBITDA increased ~$77 million (5.5% CAGR)
•	Net income increased ~$39 million (5% CAGR)
•	Diluted EPS increased ~$1.45 (6% CAGR)

That said, the most troubling metric of all, we believe, is the complete evisceration of the Company’s ROIC. As shown in the chart below, Forward Air generated a ~30% ROIC in 2007 compared to ~15% today. For further reference, during Mr. Clarke’s previous tenure at Forward Air as CFO (2001-2006), ROIC averaged ~39%. It is also instructive to look at the timing of decline in ROIC as the Company did not pursue any M&A in the 2010-2012 time frame during which ROIC rebounded nicely post the Great Recession. Then, beginning in 2013 and continuing to today, ROIC has declined nearly in lock-step with each additional acquisition. Further, as we will detail next, this inverse relationship is also glaringly apparent between the timing of M&A and deterioration in the core Expedited LTL OR. Ancora finds it incomprehensible as to why management and the Board would:

1)	Repeatedly pursue acquisitions in lower margin / lower ROIC businesses, or

2)	Remain committed to pursuing this M&A growth strategy when the most shareholder accretive action, in our view, available was (and remains) returning the core Expedited LTL business to previous margin / ROIC levels.

We believe the Board has failed shareholders by focusing on growth at the expense of returns for the better part of the past decade.

Annual Capital Allocation Breakdown and ROIC (2007-2019)

Source: Company Filings. $ in millions.

 Troublingly, current Chairman and CEO Thomas Schmitt further accelerated the acquisition spree since his arrival in September 2018 – just as he indicated he would on his first earnings call as CEO on October 25, 2018 – on which he described his vision for the Company:

“Our leadership team will be focused on becoming an even larger, asset-light freight and logistics company. We have a terrific business model and a very, very solid core strategy, and we will be somewhat aspirational in our thinking about ways we can accelerate our growth. We will ask and answer the how high is up question and there's tons of untapped upside. We will review our portfolio to ensure we have the right offerings for the future. We will consider organic and inorganic investments to achieve our objectives with a careful focus on returns, results matter, and we will not confuse efforts with results.”

Forward Air has completed six acquisitions in its pursuit of becoming a larger transportation company under Mr. Schmitt’s leadership. Unfortunately for shareholders, this has failed to yield positive results as the Company’s ROIC has declined from ~16% in FY 2018 to <10% in FY 2020. In our view, shareholders cannot afford for the Board to remain committed to a strategy that sacrifices ROIC for growth.

Significant Margin Deterioration in Core Expedited LTL

The decline in the operating performance of the core Expedited LTL business is just as alarming as the decline in ROIC. The last year the core Expedited LTL business generated ~80% OR (equivalent of a ~20% EBIT margin) was in 2011. Since then, top-line revenue has increased >80% (~7.7% CAGR) compared to EBIT increasing ~18% (~2.1% CAGR), with EBIT margins declining ~675 bps from 19.6% to 12.8% during this period. From an OR perspective, the OR deteriorated from 80.4% in 2011 to 87.2% in 2019. Ancora struggles to aptly characterize this declining operating performance other than to say it is unacceptable.

Core Expedited LTL Revenue, EBIT, and EBIT Margins (2011-2019, LTM)

Source: Company Filings and Ancora Estimates. LTM as of 9/30/2020. $ in millions.

Core Expedited LTL Operating Ratio (2011-2019, LTM)

Source: Company Filings and Ancora Estimates. LTM as of 9/30/2020.

This continued degradation in the OR is confounding particularly considering management has publicly stated that there is no reason why the core Expedited LTL business should not be operating in the low to mid-80% OR range. For instance, at the Baird Investment Conference on November 8, 2018, CFO Michael Morris provided his view on core Expedited LTL OR expectations as follows:

“There's no reason that the LTL business at Forward Air can't operate at a low 80s OR in the right environment. If you look mid-cycle and if you have the fleets and if you have pricing discipline, we certainly should be in the mid-80s range. And I think some of the initiatives that Tom will bring around revenue management and other opportunities to grow our service reps will give us a greater probability of being able to improve from there and look a bit more like we did in the early 2000s.”

For reference, we believe the Company’s core Expedited LTL will do an annual OR >90% in FY 2020. We ask why is there such a glaring disconnect between the OR level that management has indicated the core Expedited LTL business can operate at relative to the actual results achieved?

Looking more closely at the core Expedited LTL business, it becomes apparent to us that a lack of operating discipline is the primary culprit behind the margin deterioration. While total revenue and tonnage have increased materially, total cost per LTL ton has increased ~35% since 2011, which has resulted in EBIT per ton declining ~15% over the time period. Ancora believes management and the Board’s pursuit of its M&A driven growth strategy resulted in diverting their attention from the core value driver of the business and stock. As a result, there was not a laser focus on containing operating costs, managing a balanced network, knowing exactly what it costs to move a piece of freight so that it can be priced accordingly, driving productivity improvements among freight handlers, aligning salesforce incentives based on EBIT per ton/shipment, etc. The hallmark of best-in-class transportation companies is the relentless, daily focus on operating costs and pricing freight according to what it costs to move said piece of freight, and we believe management and the Board have neglected that focus for years.

Core Expedited LTL Cost per LTL Ton (2011-2019)

Source: Company Filings and Ancora Estimates.

Core Expedited LTL EBIT per LTL Ton (2011-2019)

Source: Company Filings and Ancora Estimates.

Ancora believes there are a myriad of issues behind the subpar operating performance of the core Expedited LTL business, but will highlight three of the key issues that stand out from our viewpoint as an outsider:

1)	Negative mix shift in purchased transportation spend
2)	Deterioration in productivity metrics
3)	Failure to take price increases despite other LTLs successfully doing so

Negative Mix Shift in Purchased Transportation Spend

From 2009 to 2019, Forward Air’s purchased transportation spend mix has shifted from a 70/30 split between owner-operators and third-party carriers to a nearly 50/50 split. This dynamic is significant given third-party capacity is substantially more expensive than utilizing Forward Air’s owner-operator pool and also leads to lower service levels given outside drivers (by no fault of their own) are likely not as cognizant of Forward Air’s “precision execution” culture and may not be as familiar with certain freight lanes. At the November 13, 2019 Stephens Investment Conference, Mr. Schmitt detailed the purchased transportation issue well:

“In the toughest stretches of time, we had 20%, 30% or so outside purchase transportation, which in essence means we are accessing drivers who are not in our stable pool of people that we actually work with on a consistent basis. That typically is not good for anyone. It's more expensive. The service expectation, execution may be a bit more inconsistent because they don't know us and we don't know them that well. They don't know those lanes as well. So you have like a typical vicious cycle of higher purchase transportation percentage, lower service levels, higher cost, and the whole thing just keeps going down. So, not a good picture.”

Core Expedited LTL Purchased Transportation Spend Mix (2009-2019)

Source: Company Filings.

Further, given that Forward Air utilizes an asset-light operating model, it largely does not employ truck drivers or own trucks, instead the Company utilizes owner-operators to move the freight. As such, purchased transportation is the largest cost item on the income statement. Since Mr. Schmitt became CEO in September 2018, he and the management team have reassured investors that leadership is taking proactive steps to better manage purchased transportation spend issues and position the core Expedited LTL business to achieve greater incremental EBIT flow-through; however, there is no evidence in the numbers that this is occurring as net revenue margins remain depressed relative to historical levels even when factoring in the cyclical nature of freight cycles. For example, in 2019 core Expedited LTL net revenue margins improved ~300 bps year-over-year but were still ~450-500 bps below historical trough net revenue margin levels as detailed in the graph below. Given that management teams at other asset-light transportation companies have demonstrated strong execution in navigating cyclical swings in freight cycles to preserve net revenue margins, Ancora believes this is a fixable problem with the proper focus and oversight from an experienced and qualified Board.

Core Expedited LTL Net Revenue Margins (2011-2019)

Source: Company Filings and Ancora Estimates.

Deterioration in Productivity Metrics

Over the past decade, Ancora believes there has been a significant deterioration in the productivity of the employee base as well as unnecessary headcount additions at Forward Air, and core Expedited LTL in particular. We refer to this productivity decline in two ways: 1) inside the terminal – meaning the freight handlers and 2) outside the terminal – meaning the rest of the employee base (i.e. middle management, sales force, back office, technology, etc.).

Freight handler productivity (calculated as pounds per freight handler) has decreased >10% from 2010 to 2019.1 Further, just as concerning to Ancora is the significant decline in the ratio of freight handlers to other employees, which is down ~32% from 1.59x to 1.09x over the past decade. We believe this metric directly implies that substantial additions to headcount have materialized at Forward Air, resulting in a bloated cost structure both within core Expedited LTL as well as throughout the rest of the organization. Ancora believes there is a significant opportunity to rationalize this cost structure and drive meaningful increases in productivity.

Productivity Metric – Ratio Freight Handler to Other Employee (2010-2019)

Source: Company Filings and Ancora Estimates.

Failure to Take Price Increases Despite Other LTLs Successfully Doing So

In 2014, management began consistently reporting revenue per hundredweight, ex-fuel (rev/cwt, ex-fuel), which is a proxy for price, for the core Expedited LTL business. Since then, rev/cwt, ex-fuel has increased ~11%, representing a ~2.1% CAGR. Further, core Expedited LTL’s percentage increase in pricing did not even come close to covering the increase in costs the business experienced over this time period as total cost per LTL ton was up ~23%, representing a ~4.2% CAGR. From 2014 to 2019, the delta between cost and pricing percent increase was negative (12%). Ancora believes this is a function of both an inability to contain costs as well as a difficulty in passing along price increases to customers.

1 Source: Forward Air filings and Ancora estimates.

Core Expedited LTL Revenue/cwt, ex-fuel (2014-2019)

Source: Company Filings.

It is also instructive to note that the underlying pricing backdrop within the LTL industry during this time period was very rational and healthy as annual price increases were in the 3.5-5% range on average, with some LTL peers realizing price increases substantially higher. The chart below illustrates that the Company’s core Expedited LTL achieved the lowest percent increase in price among LTL peers as well as being the only one to experience a negative delta between the percent increase in costs and pricing. Since 2014, the average delta between cost and pricing percent increase is 12% for LTL peers compared to the Company’s core Expedited LTL’s delta of negative (12%).

LTL Peer Comparison – Cost per LTL Ton % Increase vs Pricing % Increase since 2014

Source: Company Filings. XPO reflects only the LTL business within XPO.

Ultimately, given such drastic decline in profitability over such a prolonged period, one would think shareholders, potential investors as well as the analyst community would be frequently asking questions regarding margin deterioration and what the plan is to remedy the issue. While such parties are likely aware of the issue to some extent, Ancora fears they may not be aware of the magnitude of the decline due to the following:

1)	Forward Air has re-segmented its business units/segment reporting three times since 2014, with the most recent re-segmentation in February 2020 resulting in the creation of an Expedited Freight segment that includes core Expedited LTL, Truckload Expedited and Final Mile. The most concerning aspect of this recent re-segmentation is that the Company provides a revenue breakdown of each of these individual businesses but then only includes consolidated expense line items and segment EBIT. Thus, investors are unable to appropriately gauge the underlying profitability of the respective businesses.

2)	Since the creation of the new Expedited Freight segment, management has steadfastly articulated to investors that the reason the segment continues to experience declining profitability is because the higher growth, lower-margin businesses (Truckload Expedited and Final Mile) are dragging consolidated segment margins lower. While this is without question a true statement, it is misleading because those two businesses represent around ~15% of consolidated segment EBIT considering they both operate at a high-90s% OR. For example, the table below provides a breakdown of the Expedited Freight segment based on reported 3Q20 results showing the implied OR of the core Expedited LTL business assuming various OR levels for the Truckload Expedited and Final Mile businesses.

Breakdown of Expedited Freight Segment for 3Q20 Results.

Source: Company Filings and Ancora Estimates.

Lackluster Relative Operating Performance

The 2014-2019 time period was a favorable fundamental backdrop for the LTL industry and transportation companies in general. To further support our view that results at core Expedited LTL are a function of a lack of operating discipline by management and ineffective oversight by the Board, Ancora notes the drastic divergence in operating performance at the Company compared to LTL peers over the same time period. LTL peers have seen ORs improve ~600 bps on average since 2014 compared to a ~350 bps deterioration for core Expedited LTL, representing a ~950 bps delta in operating performance over this five-year period.

LTL Peer Comparison – Operating Ratio (2014-2019, LTM)

Source: Company Filings and Ancora Estimates. XPO reflects only the LTL business within XPO. LTM as of 9/30/2020.

This stark contrast in operating performance is best exemplified by looking at EBIT on a per ton and per shipment basis as shown in the tables below. On average, LTL peers were able to nearly double EBIT on a per ton/shipment basis over the past five years given their ability to capitalize on a strong fundamental backdrop. LTL peers executed well by containing costs, taking price above cost inflation, increasing density in their networks and purging unprofitable freight that either was not operating at a sufficient OR level or did not appropriately fit into their networks. On the other hand, Forward Air’s core Expedited LTL business saw EBIT per ton/shipment decline over the past five years. EBIT per ton decreased ~9% and EBIT per shipment decreased ~13%.

LTL Peer Comparison – EBIT per Ton (2014-2019)

Source: Company Filings and Ancora Estimates. XPO reflects only the LTL business within XPO.

LTL Peer Comparison – EBIT per Shipment (2014-2019)

Source: Company Filings and Ancora Estimates. XPO reflects only the LTL business within XPO.

Peer Performance Demonstrates What Could Have Been at Forward Air

Forward Air shareholders do not have to look far to see what could have been if, in our view, the Board provided the requisite operational oversight and pursued an effective capital allocation strategy focused on maximizing ROIC. LTL peers Old Dominion Freight Line, Inc. (“Old Dominion”) (NASDAQ: ODFL) and Saia Inc. (“Saia”) (NASDAQ: SAIA) focused on organic growth and continuous OR improvement, which drove substantial improvement in ROIC and valuation multiples, and ultimately their stock price.

Since 2007, Old Dominion has seen its EBITDA increase at ~15% CAGR with ROIC more than doubling (11.2% to 23.3%) and the stock is up ~30x. From the same starting point, Saia’s EBITDA has increased at ~11% CAGR with ROIC nearly doubling (7.3% to 13.4%) and the stock is up ~22x. By comparison, Forward Air’s EBITDA has increased at a ~3% CAGR with ROIC getting cut in half (~30% to ~15%) and the stock is up only ~1.5x.2

To make the picture even clearer, we present the historical indexed stock price performance of Forward Air compared to its LTL peers (Old Dominion, Saia and XPO Logistics, Inc. (NYSE: XPO)) and J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT), which serves as a representative for the average transportation company. From 2008 through 2020, the stock price increase achieved by peers relative to Forward Air is staggering. In our view, the graph below crystalizes the need for leadership change at the Company, and we trust our fellow shareholders will agree.

2 Source: Forward Air, Old Dominion and Saia filings. FactSet. Calculated as of 12/31/2020.

Historical Indexed Stock Price Comparison – Forward Air vs Peers (2008-2020)

Source: FactSet, XPO Return Since Brad Jacobs Took Ownership in September 2011 is ~9x.

Subpar Recent Results Suggest Management Execution Remains Inadequate

Forward Air’s FY 2020 results have substantially underperformed LTL peers as the core Expedited LTL OR has deteriorated ~400 bps year-over-year with EBITDA down ~35% year-over-year and diluted EPS (ex-Pool Distribution) down ~25% year-over-year. Meanwhile, LTL peers Old Dominion and Saia have experienced year-over-year improvement in ORs (to record levels), EBITDA and EPS in FY 2020.

The COVID-related dislocation in the freight markets created tremendous challenges; yet, just as many, if not more, opportunities for profitable growth in 2020. The financial metrics highlighted below speak for themselves and suggest, we believe, that Forward Air’s current management is not getting the job done from an execution perspective. Ancora believes shareholders deserve upgraded leadership capable of driving improved operating results regardless of the fundamental operating environment.

LTL Peer Comparison – 2020 Operating Performance

Source: Company Filings, Ancora Estimates. FWRD’s diluted EPS is ex-Pool Distribution.

Ineffective Board which Lacks Material Share Ownership

Despite presiding over a company that has consistently underperformed its peers and experienced deteriorating operational metrics, it seems to be business as usual on the Board. We question whether the lack of urgency could be attributed to the fact that the incumbent directors have a lack of vested financial interest in the Company. Notably, there has not been a single insider purchase of shares since 2009, a stark contrast to the regular insider selling over this time period. Over the past ten years, Company insiders (current and former insiders) have purchased $0 of Forward Air shares and sold over $125 million.

We are concerned that the Board’s seeming unwillingness to hold management accountable could be due to the fact that Mr. Schmitt occupies both the Chairman and CEO roles. In our view, Mr. Schmitt’s influence over the Board could help explain the unambitious short-term incentive (STI) targets the Board has set for management that seemingly rewards subpar operating performance. More specifically, management STI targets are primarily based on EBIT, and the Board has set thresholds that allow annual cash bonuses for annual declines in EBIT. For example, in 2019, annual EBIT could have declined nearly 10% year-over-year and management could still have received 25% of their annual cash bonus.

Although Mr. Schmitt first became CEO in September 2018, he did not become Chairman until May 2019. This is notable to us because it was not until 2019 that the Board added a new “downside” threshold level that allows STI pay-outs at 25% of target. While the “downside” threshold level did not materialize until Mr. Schmitt became Chairman, the troubling pattern of the Board rewarding management for missing targets unfortunately predates his arrival and has been going on for years.

The table below shows the Company’s STI targets, actual results and the percentage pay-out management received over the past five years. Three out of the past five years (2015, 2016, 2019), management missed the target annual EBIT goal by >10% but still got paid a substantial portion of their annual cash bonus. Ancora believes this type of goal setting is unacceptable and appears to align more with the interests of management than those of shareholders.

NEO Short-term Incentive Thresholds (2015-2019)

Source: Company Filings.

ANCORA’S SOLUTION

We have recruited a highly qualified slate of director candidates that includes industry experts with business acumen and successful track records, who we believe will be able to help restore Forward Air to producing best-in-class results from a margin and return perspective. If elected, our slate will work tirelessly to streamline the Company’s portfolio of services, drive significant margin improvement through cost take-outs and productivity enhancements, improve efficiency from capital investments, and realign executive compensation and incentives. In our view, these actions, coupled with a large front-loaded share buyback, present an opportunity to dramatically improve profitability, strengthen cash flow, increase ROIC and generate significant shareholder value.

While Ancora intends to share its full detailed plan for creating shareholder value in the coming weeks, the following provides an overview of the plan’s key pillars:

•	Strengthen senior management team – Name Mr. Clarke as Chairman (initially as Executive Chairman to oversee value transition). Mr. Clarke is a highly-respected industry veteran and proven operator (CFO at CH Robinson and CEO at Panther Expedited) with intimate knowledge of Forward Air’s business given his previous role as CFO from 2001-2006. Mr. Clarke will bring a real operating focus and the boots on the ground discipline we believe is currently lacking at Forward Air.

•	Rationalize core Expedited LTL business – We have identified a >1,000 bps improvement opportunity in core Expedited LTL margins. We strongly believe this business can and should be operating at ~80% OR. The cost rationalization plan will be a combination of cost take-outs and productivity improvements focused on reduced reliance on third-party capacity, headcount reductions, labor productivity and more efficient technology spend. We will also pursue strategic growth initiatives focused on a premium pricing strategy.

•	Optimize capital allocation strategy – Focus capital allocation initiatives solely on the core Expedited LTL business until the business is operating at what we would deem sufficient margin levels. Additionally, we believe Forward Air maintains a significantly under-levered balance sheet (~0.5x net leverage currently), particularly given the Company’s free cash flow characteristics and the targeted pro-forma optimization impact of our proposed operating actions. We would seek to implement a large front-loaded buyback and believe the business can reasonably support 2x leverage.

•	Pursue non-core business divestitures – We believe the Intermodal and Pool Distribution businesses are not critical to Forward Air and actually detract from its valuation multiple given their significantly lower margins / ROIC. We estimate the combined net proceeds from the sale of Intermodal and Pool Distribution would conservatively be at least $300 million, with proceeds that could be directed to share repurchases.

•	Elect new representatives and enhance corporate governance – We are seeking to add four highly qualified candidates to the Board who collectively bring industry and turnaround experience, diversity and a shareholder’s perspective to the boardroom, which we believe will help drive results. Our candidates would also seek to separate the Chairman and CEO roles and make proposals to align management incentives with improvements to ROIC and TSR metrics.

Ultimately, Ancora believes that a refreshed Board and strengthened management team executing on this revamped strategy will result in a streamlined portfolio, significant margin improvement, substantial increases in free cash flow and free cash flow per share, and meaningful improvements in ROIC, while also bringing renewed investor attention to the Forward Air story. We believe these actions will unlock tremendous value and should drive the Company’s share price much higher than its current levels.

Our nominees are:

Scott M. Niswonger has a storied career in supply chain management and logistics, which includes his role as the Founder of Forward Air (NASDAQ: FWRD) in 1990, which operated as the sister company of Landair Transport, Inc. (formerly NASDAQ: LAND), a trucking, warehousing, and supply-chain management company, he also founded in 1981 (“Landair”). The companies were separated into two public entities in 1998. Mr. Niswonger retired as Chairman of Landair when it was acquired by Covenant Transportation Group, Inc. in July 2018, a role he held since 1981. Mr. Niswonger previously served as Chief Executive Officer of Landair, from 1981 to 2003. He also served as Chief Executive Officer and Chairman of Forward Air, from its founding in 1990 until 2003 and 2005, respectively. Previously, Mr. Niswonger served as Vice President of Flying Tiger Lines Inc., a global cargo airline, from 1984-1986. Mr. Niswonger began his career as the corporate pilot for President of The Magnavox Company. He recently served as an independent director and member of the Nominating & Corporate Governance and Executive & Risk Committees of First Horizon National Corp. (NYSE: FHN), a bank holding company, from October 2011 to April 2020. Mr. Niswonger has also served on the Board of Directors of People’s Community Bank (n/k/a PCB Bancorp (NYSE: PCB)), a bank holding company, from 2003 to 2005. Mr. Niswonger currently serves as President and Founder of the Niswonger Foundation, a non-profit organization providing educational programs, scholarships and other charitable activities, and is the lead benefactor for the Niswonger Children’s Hospital. Mr. Niswonger holds a B.S.B.A. from Tusculum University, and an A.D. in Aviation Technology and Honorary Doctorate in Technology from Purdue University. He is a certified airline transport pilot.

Andrew C. Clarke has served on the boards of directors of Big Lots, Inc. (NYSE: BIG), a national discount retailer, since April 2020, and Element Fleet Management Corp. (TSX: EFN), a fleet management services company, since June 2018. Mr. Clarke served as Chief Financial Officer of C.H. Robinson, Inc. (NASDAQ: CHRW), one of the world’s largest third-party logistics and supply chain management providers, from June 2015 to March 2019. Previously, Mr. Clarke served as Chief Executive Officer and President at Panther Expedited Services, Inc. (“Panther Expedited”) (n/k/a Panther Premium Logistics), a wholly owned subsidiary of ArcBest Corporation (NASDAQ: ARCB), a logistics provider with expertise in ground expedite, air freight, international air and ocean freight and air charter, from July 2006 to February 2013. Prior to that, Mr. Clarke served as Chief Financial Officer, Senior Vice President and Treasurer at Forward Air Corporation (“Forward Air”) (NASDAQ: FWRD), a leading provider of ground transportation and related logistics services to the North American air freight and expedited LTL market, from 2001 to 2006. From 2000 to 2001, Mr. Clarke served as Senior Vice President, Chief Financial Officer and Treasurer at Logtech Corporation, a subsidiary of Forward Air and a transportation technology company that specialized in the delivery of real-time shipment information to shippers and transportation providers. Before that, Mr. Clarke worked in corporate finance analyst roles at financial services companies Deutsche Bank AG (NYSE: DB), Alex. Brown & Sons, Inc., and A.G. Edwards & Sons, Inc. Mr. Clarke has served on the board of directors of Direct ChassisLink Inc., a private company providing marine and domestic chassis and asset management services to the North American intermodal industry, since June 2019, and Rock-it Cargo USA LLC, a private company providing specialty freight forwarding and logistics services for clients in various entertainment industries, since November 2019. Previously, Mr. Clarke served on the boards of directors of Blount International, Inc. (formerly NYSE:BLT), a manufacturer of equipment, accessories and replacement parts for the global forestry, garden and construction industries, from April 2010 until it was acquired in April 2016, Pacer International, Inc. (formerly NASDAQ: PACR), one of the largest truck brokerage and intermodal marketing companies, from 2005 to 2009, Forward Air, from 2001 to 2006 and Panther Expedited, from 2006 to 2012. Mr. Clarke holds a B.S. from Washington University in St. Louis and an M.B.A. from the University of Chicago Booth School of Business.

James Chadwick has served as Managing Director, Head of Alternative Investments and Portfolio Manager with Ancora Holdings Inc., since April 2014. His professional experience in activist intervention includes service on the board of directors of many public companies including Hill International, Inc. (NYSE: HIL), a construction consulting firm, from October 2018 to June 2020; Stewart Information Services Corporation (NYSE: STC), a real estate services provider, from May 2015 to December 2019; Riverview Bancorp, Inc. (NASDAQ: RVSB), a savings and loan holding company, from August 2015 to May 2017; Emergent Capital, Inc. (OTCMKTS: EMGCQ), a specialty finance company, from June 2013 to May 2018; Insured Municipal Income Fund Inc. (formerly NYSE: PIF), a closed end fund, from September 2009 to December 2014; Meade Instruments Corporation (NASDAQ: MEAD), an optical instruments manufacturer, from June 2006 to December 2008; AirNet Systems Inc. (formerly NASDAQ: ANTE), an express air cargo airline for time-sensitive deliveries, from July 2005 to June 2008; and ImageWare Systems Inc. (OCTMKTS: IWSY), an identity management software company, from July 2003 to March 2004. He has served as Managing Director at several private equity firms including Harlingwood Equity Partners, LLC, from March 2009 to March 2014; and Opus Equity Partners, LLC, from June 2010 to April 2011. Mr. Chadwick founded and managed two hedge funds, Monarch Activist Partners LP, from January 2006 to December 2008, and PCI Partners LLC, from January 2003 to June 2005. He began his activist career in 1999 working for the pioneering activist fund Relational Investors LLC. Mr. Chadwick earned his B.A. in History from the University of California Los Angeles.

Dawn Garibaldi has served as President of Amplify Strategy Group, LLC (“Amplify”), an independent consulting firm providing management consulting and executive coaching services, since January 2017. Prior to founding Amplify, Ms. Garibaldi built a successful thirty year career serving as an international business executive at The Procter & Gamble Company (“Procter & Gamble”) (NYSE: PG) in leadership positions of increasing responsibility in strategic supply chain design and operations, logistics, manufacturing and innovation. From July 2014 to August 2016, Ms. Garibaldi served as the Vice President of Procter & Gamble Asia, Fabric and Home Care Supply Chain. She served as Vice President of Procter & Gamble Pampers Global Innovation, located in Singapore, from July 2012 to June 2014. From June 2007 to June 2012, Ms. Garibaldi served as Vice President of Procter & Gamble, North America, Baby Care Supply Chain. From January 2003 to May 2007, Ms. Garibaldi served as Senior Director of Manufacturing of Procter & Gamble Pampers in Euskirchen, Germany. From March 2000 to December 2003, she served as Director of Manufacturing of Procter & Gamble Baby and Feminine Care in Istanbul, Turkey. Ms. Garibaldi began her career at Procter & Gamble in 1986 as a Sales Manager for the Northeast District. Ms. Garibaldi holds a B.S. in Microbiology from the University of Rochester. In addition to leading Amplify, she is a member of the Executive Faculty at the Rady School of Management at University of California San Diego and serves on the Board of Directors of the Aurora Fox Arts Center.

While Ancora remains open to reaching an amicable resolution with the Company, we firmly believe that significant changes are necessary to transform the Company into an industry leader. We are very excited about the prospects for value creation upon the execution of our plan and look forward to sharing more specifics with shareholders as we approach the 2021 Annual Meeting.

Sincerely,

Frederick DiSanto

Chairman and Chief Executive Officer

Ancora Holdings Inc.

About Ancora

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns four separate and distinct SEC Registered Investment Advisers and a broker dealer. Ancora Advisors LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), and institutions such as pension/profit sharing plans, corporations, charitable & “Not-for Profit” organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf families and high net-worth individuals. Ancora Alternatives LLC specializes in pooled investments (hedge funds/investment limited partnerships). Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans. Inverness Securities, LLC is a FINRA registered Broker Dealer.

Investors:

James Chadwick

Ancora Alternatives LLC

(216) 593-5048

jchadwick@ancora.net

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311

Info@saratogaproxy.com

Media Contact:

Amy McGahan

Dix & Eaton

216-346-7716

amcgahan@dix-eaton.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, "Ancora"), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Forward Air Corporation, a Tennessee corporation (the “Company”).

ANCORA STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Ancora Catalyst Institutional, LP (“Ancora Catalyst Institutional”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Merlin Institutional, LP (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Catalyst SPV I LP – Series I (“Ancora SPV I”), Ancora Catalyst SPV I LP – Series J (“Ancora SPV J”), Ancora Catalyst SPV I LP – Series K (“Ancora SPV K”), Ancora Catalyst SPV I LP – Series L (“Ancora SPV L”), Ancora Catalyst SPV I SPC Ltd. – Segregated Portfolio E (“Ancora SPC E” and together with Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin Institutional, Ancora Merlin, Ancora SPV I, Ancora SPV J, Ancora SPV K and Ancora SPV L, the “Ancora Funds”), Ancora Advisors, LLC (“Ancora Advisors”), Ancora Alternatives LLC (“Ancora Alternatives”), Ancora Family Wealth Advisors, LLC (“Ancora Family Wealth”), The Ancora Group Inc. (“Ancora Inc.”), Inverness Holdings LLC (“Inverness Holdings”), Ancora Holdings Inc. (“Ancora Holdings”), Frederick DiSanto, James M. Chadwick, Andrew C. Clarke, Dawn Garibaldi and Scott M. Niswonger.

As of the date hereof, Ancora Catalyst Institutional directly owns 234,417 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Ancora Catalyst directly owns 18,004 shares of Common Stock. As of the date hereof, Ancora Merlin Institutional directly owns 230,999 shares of Common Stock. As of the date hereof, Ancora Merlin directly owns 21,450 shares of Common Stock. As of the date hereof, Ancora SPV I directly owns 165,004 shares of Common Stock. As of the date hereof, Ancora SPV J directly owns 188,345 shares of Common Stock. As of the date hereof, Ancora SPV K directly owns 190,725 shares of Common Stock. As of the date hereof, Ancora SPV L directly owns 84,541 shares of Common Stock. As of the date hereof, Ancora PCE E directly owns 483,130 shares of Common Stock. As of the date hereof, 115,884 shares of Common Stock were held in a certain managed account for which Ancora Advisors serves as the investment adviser to (the “Ancora Advisors SMA”). As of the date hereof, 1,300 shares of Common Stock were held in a certain managed account for which Ancora Family Wealth serves as the investment adviser to (the “Ancora Family Wealth SMA”). As of the date hereof, Mr. Clarke beneficially owns 2,500 shares of Common Stock held in the Andrew C. Clark revocable trust, of which Mr. Clarke is the sole settlor, beneficiary and trustee. As of the date hereof, Mr. Niswonger directly owns 10,000 shares of Common Stock. Ancora Advisors, as the investment adviser to the Ancora Advisors SMA, may be deemed the beneficial owner of the 115,884 shares of Common Stock held in the Ancora Advisors SMA. Ancora Alternatives, as the investment adviser to each of the Ancora Funds and the general partner of each of the Ancora Funds other than Ancora SPC E, may be deemed the beneficial owner of an aggregate of 1,616,615 shares of Common Stock owned by the Ancora Funds. Ancora Family Wealth, as the investment adviser to the Ancora Family Wealth SMA, may be deemed the beneficial owner of the 1,300 shares of Common Stock held in the Ancora Family Wealth SMA. Ancora Inc., as the sole member of Ancora Advisors, may be deemed the beneficial owner of the 115,884 shares of Common Stock held in the Ancora Advisors SMA. Inverness Holdings, as the sole member of Ancora Family Wealth, may be deemed the beneficial owner of the 1,300 shares of Common Stock held in the Ancora Family Wealth SMA. Ancora Holdings, as the sole member of each of Ancora Alternatives and Inverness Holdings and the sole shareholder of Ancora Inc., may be deemed the beneficial owner of an aggregate of 1,733,799 shares of Common Stock owned by the Ancora Funds and held in the Ancora Advisors SMA and Ancora Family Wealth SMA. Mr. DiSanto, as the Chairman and Chief Executive Officer of Ancora Holdings, may be deemed the beneficial owner of 1,733,799 shares of Common Stock owned by the Ancora Funds and held in the Ancora Advisors SMA and Ancora Family Wealth SMA. As of the date hereof, neither Mr. Chadwick nor Ms. Garibaldi owns any shares of Common Stock.